Exhibit 99.1

PURCHASED PROPERTIES

Combined Financial Statements as of and for the
Years Ended December 31, 2013 and 2012, and
Independent Auditors' Report

PURCHASED PROPERTIES

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Caesars Entertainment Corporation:

We have audited the accompanying combined financial statements of JCC Holding Company II, LLC and its subsidiaries, 3535 LV Corp., Parball Corporation and its subsidiaries, and Corner Investment Company, LLC and its subsidiaries (collectively, the “Purchased Properties”), all of which are under common ownership and common management of Caesars Entertainment Corporation, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Purchased Properties’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Purchased Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Purchased Properties as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Las Vegas, Nevada
April 9, 2014

PURCHASED PROPERTIES
COMBINED BALANCE SHEETS
(In millions)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$55.1	$49.6
Restricted cash	14.2	34.9
Receivables, less allowance for doubtful accounts of $4.3 and $4.5	17.2	17.0
Deferred income taxes	2.6	1.4
Inventories	1.3	1.8
Prepayments and other current assets	12.7	13.3
Total current assets	103.1	118.0
Property and equipment, net	1,593.6	1,472.5
Restricted cash	85.2	140.9
Goodwill	336.4	336.4
Intangible assets other than goodwill, net	120.5	141.3
Deferred charges and other	23.4	25.6
Total assets	$2,262.2	$2,234.7
Liabilities and Equity
Current liabilities
Accounts payable	$34.9	$18.7
Interest payable	3.5	3.3
Accrued expenses	58.8	64.8
Current portion of long-term debt	3.9	2.1
Total current liabilities	101.1	88.9
Long-term debt	199.4	196.0
Long-term debt - related party	139.2	123.7
Deferred income taxes	161.2	166.2
Deferred credits and other	0.8	0.6
Total liabilities	601.7	575.4
Commitments and contingencies (Note 14)
Net parent investment	2,024.9	2,061.0
Accumulated deficit	(364.4)	(401.7)
Total stockholders' equity	1,660.5	1,659.3
Total liabilities and equity	$2,262.2	$2,234.7

See accompanying Notes to Combined Financial Statements.

PURCHASED PROPERTIES
COMBINED STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31,
	2013	2012
Revenues
Casino	$489.3	$538.5
Food and beverage	114.3	129.2
Rooms	143.4	148.4
Other	63.3	71.6
Less: casino promotional allowances	(109.4)	(110.2)
Net revenues	700.9	777.5
Operating expenses
Direct
Casino	264.4	289.1
Food and beverage	47.4	58.8
Rooms	40.2	45.4
Property, general, administrative and other	189.7	193.0
Depreciation and amortization	36.9	39.0
Write-downs, reserves, and project opening costs	16.5	2.9
Amortization of intangible assets	20.8	20.8
Total operating expenses	615.9	649.0
Income from operations	85.0	128.5
Interest expense, net of interest capitalized	(25.7)	(14.1)
Other income, including interest income	0.2	—
Income before income taxes	59.5	114.4
Provision for income taxes	(22.2)	(42.1)
Net income	$37.3	$72.3

See accompanying Notes to Combined Financial Statements.

PURCHASED PROPERTIES
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
(In millions)

	Net Parent Investment	Accumulated Deficit	Total Stockholders' Equity
Balance at January 1, 2012	$2,181.5	$(474.0)	$1,707.5
Net income	—	72.3	72.3
Transactions with parent and affiliates, net	(120.5)	—	(120.5)
Balance at December 31, 2012	2,061.0	(401.7)	1,659.3
Net income	—	37.3	37.3
Transactions with parent and affiliates, net	(36.1)	—	(36.1)
Balance at December 31, 2013	$2,024.9	$(364.4)	$1,660.5

See accompanying Notes to Combined Financial Statements.

PURCHASED PROPERTIES
COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$37.3	$72.3
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	56.9	59.7
Amortization of deferred finance costs and debt discount	0.8	0.1
Deferred income taxes	(6.3)	15.7
Change in deferred charges and other	2.1	(2.4)
Change in deferred credits and other	0.2	(0.2)
Change in current assets and liabilities:
Receivables	—	(1.7)
Prepayments and other current assets	0.5	3.6
Inventories	0.5	0.1
Accounts payable	0.9	5.9
Interest payable	0.3	3.2
Accrued expenses	(6.6)	(1.3)
Other	—	0.1
Net transfers to parent and affiliates	(36.1)	(120.5)
Cash flows provided by operating activities	50.5	34.6
Cash flows from investing activities
Acquisitions of property and equipment	(134.9)	(39.8)
Change in restricted cash	76.4	(174.8)
Other	0.1	—
Cash flows used in investing activities	(58.4)	(214.6)
Cash flows from financing activities
Proceeds from the issuance of long-term debt	—	179.1
Proceeds from the issuance of related party note	15.4	—
Debt issuance cost and fees	—	(2.4)
Repayments under lending agreements	(2.0)	(1.3)
Cash flows provided by financing activities	13.4	175.4
Net increase/(decrease) in cash and cash equivalents	5.5	(4.6)
Cash and cash equivalents, beginning of period	49.6	54.2
Cash and cash equivalents, end of period	$55.1	$49.6

See accompanying Notes to Combined Financial Statements.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
In these footnotes, the words “Company”, “we”, "us" and “our” refer to the Purchased Properties on a combined basis, as defined below, unless otherwise stated or the context requires otherwise.
Note 1 —Background and Basis of Presentation
Organization and Proposed Transaction
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as the "Cromwell") are direct wholly-owned subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"), which is a direct wholly-owned subsidiary of Caesars Entertainment Corporation ("Caesars").
Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. The Quad and Bally's Las Vegas each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. The Cromwell is currently a development project that is renovating the casino and hotel space on Las Vegas Boulevard which had previously operated as Bill's Gamblin' Hall and Saloon. The Cromwell is expected to open in the second quarter of 2014.
Harrah's New Orleans, the Quad, Bally's Las Vegas and the Cromwell are herein referred to as the "Purchased Properties".
Caesars is pursuing a transaction in which Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between Caesars and Caesars Acquisition Company ("CAC"), will purchase from CEOC the Purchased Properties. The proposed transaction is herein referred to as the "Transaction". Caesars owns approximately 57% of the economic interest in CGP LLC and consolidates CGP LLC into its financial statements. The Transaction is more fully discussed in Note 18 — Subsequent Events.
In connection with the Transaction, the Purchased Properties will enter into a management services agreement with Caesars pursuant to which Caesars and its subsidiaries, including CEOC, would continue to manage the Purchased Properties. In exchange for the provision of management services, the Purchased Properties will pay a service fee based upon the EBITDA generated at each of the Purchased Properties.
Basis of Presentation and Combination
The combined financial statements have been derived from the historical accounting records and consolidated financial statements of Caesars. The combined historical financial statements consist of the financial positions, results of operations and cash flows of the properties to be acquired by CGP LLC in the Transaction described previously as if those businesses were combined into one reporting entity for all periods presented. The combined historical financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP").
The combined historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying combined financial statements also include allocations of certain Caesars general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.
Transactions between Caesars and the Company have been identified in the combined historical financial statements and related footnotes as transactions between related parties (see Note 17 — Related-party Transactions).
The accompanying combined financial statements are prepared in accordance with GAAP, which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Management believes the accounting estimates are appropriate and reasonably stated; however, due to the inherent uncertainties in making these estimates, actual amounts could differ.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2 — Summary of Significant Accounting Policies
Principles of Consolidation
Our combined financial statements include the accounts of the Purchased Properties and their subsidiaries, after elimination of all intercompany accounts and transactions. We consolidate into our financial statements the accounts of all wholly-owned subsidiaries and partially-owned subsidiaries that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are generally accounted for using the cost method.
We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2013, we did not have any variable interest entities.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with maturities of less than three months from the date of purchase and are stated at the lower of cost or market value.
Restricted Cash
Cash reserved under loan agreements for development projects and interest service is classified as restricted cash in our combined balance sheets.
Receivables and Allowance for Doubtful Accounts
The Purchased Properties issue credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of such receivables.
Accounts receivable are typically non-interest bearing and are initially recorded at cost. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Purchased Properties' receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received.
Inventories
Inventories, which consist primarily of food, beverage, retail merchandise, and operating supplies, are stated at average cost.
Long-Lived Assets
We have significant capital invested in our long-lived assets. Judgments are made in determining the estimated useful lives and salvage values to be assigned to assets and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a "Replacement Cost New" approach and then deducting appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analysis are sensitive to management assumptions and the estimates of the obsolescence factors, and changes in these assumptions and estimates could have a material impact on the analysis and the associated amounts reported in the combined financial statements.
Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time.
Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years
Furniture, fixtures, and equipment	2 1/2 to 20 years
Goodwill
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We have historically performed our annual goodwill impairment assessment as of September 30, and finalized the assessment in the following quarter in some years. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We believe this change was preferable because it will allow us to take advantage of the additional time and resources available to perform the test. This change was not applied retrospectively as it is impracticable to do so because retrospective application would have required the application of significant estimates and assumptions without the use of hindsight. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA") and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
The annual evaluation of goodwill requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent the economy deteriorates further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the next twelve months and such impairments could be material.
Debt Discounts or Premiums and Unamortized Debt Issue Costs
Debt discounts or premiums and debt issue costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts or premiums are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Unamortized debt issue costs are included in deferred charges and other in our combined balance sheets.
Total Rewards Point Liability Program
Caesars' customer loyalty program, Total Rewards, offers incentives to customers who gamble at Caesars casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, Caesars accrues the estimated cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The estimated value of reward credits is expensed as the reward credits are earned by customers. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. Caesars uses historical data to assist in the determination of estimated accruals.
Amounts associated with the Purchased Properties' participation in the program are included in transactions with parent and affiliates, net in our combined statements of stockholder's equity. The Purchased Properties' associated cost to provide reward credits is included in casino expense in the combined statements of operations.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Revenue Recognition
Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers' possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. We do not recognize as revenue taxes collected on goods or services sold to our customers.
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. See Note 9 — Casino Promotional Allowances.
Advertising
The Purchased Properties expense the production costs of advertising the first time the advertising takes place. Advertising expense was $2.7 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively.
Income Taxes
For the years ended December 31, 2013 and 2012, the Purchased Properties' operations were included in the consolidated U.S. Federal income tax return and state income tax returns of Caesars Entertainment. The provision for income taxes included in the combined statements of operations was computed as if the Purchased Properties filed consolidated U.S. Federal and state income tax returns on a stand-alone basis. Harrah's New Orleans and the Cromwell are currently disregarded entities for tax purposes. They recorded income taxes to properly represent the cost of its operations. Upon closing of the Transaction, the Purchased Properties will be treated as pass through entities for tax purposes.
We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryovers. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, our experience with operating loss and tax credit carryforwards expiring unused and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Purchased Properties classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in the accompanying Combined Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.
Note 3 — Recently Issued Accounting Pronouncements
We do not expect that any recently issued accounting pronouncements will have a material effect on our financial statements.
Note 4 — Restricted Cash
As of December 31, 2013 and 2012, the Purchased Properties had $99.4 million and $175.8 million, respectively, of restricted cash, comprised of current and non-current portions based upon the intended use of each particular reserve.
The Cromwell Credit Facility, see Note 8 — Long-Term Debt, is secured by the development assets, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and are included in restricted cash as of December 31, 2013 and 2012.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5 — Property and Equipment, Net
Property and equipment, net consisted of the following:

	As of December 31,
(In millions)	2013	2012
Land and land improvements	$976.2	$976.2
Buildings and improvements	532.1	505.8
Furniture, fixtures, and equipment	160.5	136.6
Construction in progress	119.6	21.0
	1,788.4	1,639.6
Less: accumulated depreciation	(194.8)	(167.1)
	$1,593.6	$1,472.5
Depreciation expense for the years ended December 31, 2013 and 2012 was $35.0 million and $37.2 million, respectively. During 2013 we invested $59.5 million and $34.3 million in capital expenditures related to the renovations at the Cromwell and the Quad, respectively. Such renovations were not in service at December 31, 2013 and are therefore recorded as construction in progress.
Note 6 — Goodwill and Other Intangible Assets
Changes in Carrying Value of Goodwill

	Gross Goodwill		Accumulated Impairment		Net Carrying Value
(In millions)	2013	2012	2013	2012	2013	2012
Balance at January 1	$1,129.8	$1,129.8	$(793.4)	$(793.4)	$336.4	$336.4
Balance at December 31	$1,129.8	$1,129.8	$(793.4)	$(793.4)	$336.4	$336.4
Our annual assessment of goodwill did not result in impairment charges for any of the reporting periods presented herein.
Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)	Amortizing
Balance at January 1, 2012	$162.1
Amortization expense	(20.8)
Balance at December 31, 2012	141.3
Amortization expense	(20.8)
Balance at December 31, 2013	$120.5
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	As of December 31, 2013				As of December 31, 2012
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	5.51	$209.2	$(116.1)	$93.1	$209.2	$(97.9)	$111.3
Gaming rights	10.5	42.8	(15.4)	27.4	42.8	(12.8)	30.0
Total intangible assets other than goodwill		$252.0	$(131.5)	$120.5	$252.0	$(110.7)	$141.3
The aggregate amortization expense for those intangible assets that continue to be amortized is reflected in amortization of intangible assets in the combined statements of operations and was $20.8 million, for both years ended December 31, 2013 and 2012. Estimated annual amortization expense for each of the four years from 2014 through 2017 is $20.8 million. Estimated amortization expense for 2018 is $11.8 million.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 7 — Accrued Expenses
Accrued expenses consisted of the following:

	As of December 31,
(In millions)	2013	2012
Payroll and other compensation	$18.6	$16.6
Accrued non-income taxes	11.4	18.0
Deposits and customer funds liability, including advance hotel deposits	6.5	7.6
Chip and token liability	3.6	4.9
Progressive liability	2.2	1.9
Insurance claims and reserves	1.7	1.3
Other accruals	14.8	14.5
	$58.8	$64.8
Note 8 — Long-Term Debt
The following table sets forth our outstanding debt with third parties:

		Rates at December 31,	Face Value at December 31,	Book Value at December 31,
(In millions)	Final Maturity	2013	2013	2013	2012
Secured Debt
Cromwell Credit Facility	2019	11.00%	$185.0	$179.8	$179.2
Capital lease obligations	2015	3.57%	2.1	2.1	3.7
Unsecured Debt
Special Improvement District Bonds	2037	5.30%	14.8	14.8	15.2
Financing obligations	2016	0.00% - 6.00%	6.6	6.6	—
Total debt			208.5	203.3	198.1
Current portion of long-term debt			(3.9)	(3.9)	(2.1)
Long-term debt			$204.6	$199.4	$196.0
Cromwell Credit Facility
In November 2012, the Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as the Cromwell, that includes a dayclub/nightclub. The renovation will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The Cromwell will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and were included as Restricted cash on the Combined Condensed Balance Sheets until drawn to pay for costs incurred in the renovation.
Capital Leases
Throughout 2012 and 2013, we entered into multiple capital leases for a total of $4.0 million for gaming equipment. The assets related to these capital leases are included in Property and equipment, net of accumulated depreciation in the accompanying Combined Condensed Balance Sheets and within Furniture, fixtures, and equipment in Note 5 — Property and Equipment, Net. The leases have an outstanding present value of $2.1 million as of December 31, 2013.
Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30% and Bally's Las Vegas makes principal and interest payments on June 1st of every year and interest only payments on December 1st of every year.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Financing Obligations
During 2013 we entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements are included in Property and equipment, net of accumulated depreciation in the accompanying Combined Balance Sheets, and within Furniture, fixtures, and equipment in Note 5 — Property and Equipment, Net.
Note 9 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances.
The estimated retail value of such casino promotional allowances is included in operating revenues as follows:

	Year Ended December 31,
(In millions)	2013	2012
Food and beverage	$52.3	$54.8
Rooms	49.3	47.0
Other	7.8	8.4
	$109.4	$110.2
The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Year Ended December 31,
(In millions)	2013	2012
Food and beverage	$34.9	$34.2
Rooms	17.7	18.1
Other	4.0	3.8
	$56.6	$56.1
Note 10 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries
Write-downs, reserves, and project opening costs include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
The components of write-downs, reserves, and project opening costs are as follows:

	Year Ended December 31,
(In millions)	2013	2012
Remediation costs	$10.0	$1.5
Divestitures and abandonments	4.2	1.0
Efficiency projects	1.6	0.1
Project opening costs	0.6	0.2
Other	0.1	0.1
	$16.5	$2.9

Divestitures and abandonments was primarily comprised of demolition costs related to projects in development.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 11 — Leases
We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases. As of December 31, 2013, the remaining lives of our operating leases ranged from 1 to 12 years. Rent expense associated with operating leases is charged to expense in the year incurred. Rent expense is included in property, general, administrative, and other expense in the accompanying combined statements of operations, and totaled $20.3 million and $25.0 million for the years ended December 31, 2013 and 2012, respectively. Our future minimum rental commitments under noncancelable operating leases are as follows:

(In millions)	Capital Leases	Operating Leases
2014	$1.5	$27.9
2015	0.8	27.5
2016	—	27.5
2017	—	27.5
2018	—	27.5
2019 and thereafter	—	180.0
Total minimum rental commitments	2.3	$317.9
Less amounts representing interest	(0.2)
Present value of net minimum lease payments	$2.1
Note 12 — Income Taxes
The components of the provision for income taxes were as follows:

(In millions)	Year Ended December 31,
Provision for Income Taxes	2013	2012
Current:
Federal	$25.6	$36.5
State	2.8	2.9
	28.4	39.4
Deferred	(6.2)	2.7
Provision for income taxes	$22.2	$42.1
The Properties do not have a formal tax sharing agreement in place with its parent entity for federal income tax purposes. Therefore, Caesars or CEOC pays all of the Properties' federal income taxes of which the Properties' portion was $25.6 million in 2013 and $36.7 million in 2012.
The difference between the statutory federal income tax rate and the effective tax rate expressed as a percentage of income/(loss) before taxes were as follows:

	Year Ended December 31,
(Dollars in millions)	2013	2012
Statutory tax rate	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	3.1	1.7
Nondeductible expenses	—	0.4
Federal tax credits	(0.9)	(0.2)
Other	0.2	(0.1)
Effective tax rate	37.4%	36.8%

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax assets and liabilities were as follows:

	As of December 31,
(In millions)	2013	2012
Deferred tax assets:
Compensation programs	$2.2	$2.3
Allowance for doubtful accounts	1.6	1.7
Contingencies	1.9	1.1
Other	0.6	0.3
	6.3	5.4
Deferred tax liabilities:
Depreciation and other property related items	137.9	137.4
Intangibles	23.5	28.8
Prepaid expenses	2.4	3.0
Other	1.1	1.0
	164.9	170.2
Net deferred tax liability	$158.6	$164.8
Deferred tax assets and liabilities that are presented in the combined balance sheets were as follows:

	As of December 31,
(In millions)	2013	2012
Assets:
Deferred income taxes (current)	$2.6	$1.4
Liabilities:
Deferred income taxes (non-current)	161.2	166.2
Net deferred tax liability	$158.6	$164.8
The Company is sufficiently profitable or otherwise has sufficient control over the reversibility of its deferred tax liabilities such that no valuation allowance is necessary against deferred tax assets in any of its taxable jurisdictions.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)
Balance, January 1, 2012	$1.8
Additions for tax positions of current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(1.8)
Balance, December 31, 2012	—
Additions for tax positions of current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Balance, December 31, 2013	$—
The reduction for tax positions from prior years in 2012 primarily relate to the settlements of the 2008 IRS exam appeal and the 2009 IRS examination. This reduction in uncertain tax positions had no impact on the 2012 effective tax rate.
The Purchased Properties recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the years ended December 31, 2013 and 2012. It is reasonably possible that the amount of unrecognized tax benefits could increase or decrease within the next twelve months. Management estimates that the amount of unrecognized tax benefits will not change significantly within the next twelve months.
The tax years that remain open for examination for the Company's major jurisdictions are 2010 through 2013 for U.S. tax purposes and 2006 through 2013 for Louisiana tax purposes.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 13 — Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principle market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the "exit price"). Fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.
We assess the inputs used to measure fair value using the three-tier hierarchy. The hierarchy indicates the extent to which inputs are used in measuring fair value are observable in the market.

Level 1:	Inputs include unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2:
Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets in active markets, quoted prices from identical or similar assets in inactive markets, and observable inputs such as interest rates and yield curves.

Level 3:
Inputs that are significant to the measure that are not observable in the market and include management's judgments about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk).

Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecast cash flows) inputs. See Note 2 — Summary of Significant Accounting Policies for more information on the application of the use of fair value methodology to measure goodwill and other intangible assets.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. We have not elected the fair value measurement option for any of our assets or liabilities that meet the criteria for this option.
Items Disclosed at Fair Value
Long-Term Debt
The fair value of the Cromwell Credit Facility and our capital leases have been estimated based on market quotes. As of December 31, 2013, our outstanding debt had an estimated fair value of $182.2 million and a carrying value of $179.8 million.
Because of the related party nature of the Cromwell Promissory Note and the Harrah's New Orleans Promissory Note (see Note 17 — Related-party Transactions), a determination of fair value is not considered meaningful.
Note 14 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties
Contractual Commitments
Harrah's New Orleans Operating Agreement
Harrah’s New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expires in July 2014, with one automatic 10-year renewal option. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Board equal to the greater of 21.5% of gross gaming revenues from Harrah’s New Orleans in the applicable casino operating contract fiscal year or $60 million for each annual period beginning after April 1, 2002. In addition, Harrah’s New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500 million and $700 million; (ii) 3.5% for gross gaming revenues between $700 million and $800 million; (iii) 5.5% for gross gaming revenues between $800 million and $900 million; and (iv) 7.5% for gross gaming revenues in excess of $900 million.
Litigation
We are, from time to time, party to ordinary and routine claims and legal actions incidental to its business. In the opinion of management, these matters will not have a material effect on our financial position or results of operations.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complementaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

stages of litigation. As a result of these audits Harrah’s New Orleans has accrued $4.7 million and $7.9 million at December 31, 2013 and 2012, respectively.
Note 15 — Multi-employer Pension Plans
Certain employees of the Purchased Properties are covered by union sponsored, collectively bargained, health and welfare plans.
The Purchased Properties contribute to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from a single-employer plan in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If the Purchased Properties choose to stop participating in some of its multiemployer plans, the Purchased Properties may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a "withdrawal liability."

Multiemployer Pension Plan Participation

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status(1)		FIP/RP Status(2)	Contributions (in millions)		Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement
		2013	2012		2013	2012
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617/001	Green	Green	No	$1.9	$2.2	No	Various up to July 2013
Western Conference of Teamsters Pension Plan	91-6145047/001	Green	Green	No	1.4	1.2	No	Various up to March 2016
Central Pension Fund of the IUOE & Participating Employers(3)	36-6052390/001	Green	Green	No	0.8	0.8	No	Various up to May 2015
Other Funds					1.0	1.0
Total Contributions					$5.1	$5.2
____________________________________

(1)	Represents the Pension Protection Act ("PPA") zone status for applicable plan year beginning January 1, 2013, except where noted otherwise.

(2)	Indicates plans for which a financial improvement plan ("FIP") or a rehabilitation plan ("RP") is either pending or has been implemented.

(3)	Plan years begin July 1.
Note 16 — Supplemental Cash Flow Information
Significant Non-cash Transactions
Significant non-cash transactions during the years ended December 31, 2013 and 2012, respectively, include changes in non-cash accruals for capital expenditures of $15.3 million and $3.6 million, included in accounts payable in our combined balance sheets, and $7.2 and $3.8 million in capital expenditures funded by capital lease and other financing obligations as further described in Note 8 — Long-Term Debt.
In addition to the above, we record non-cash charges to interest expense as shown in the table in the Cash Paid for Interest in the section below. There were no cash payments or refunds related to income taxes during the periods presented herein.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Cash Paid for Interest
The following table reconciles our interest expense, net of interest capitalized, per the combined statements of operations, to cash paid for interest.

	Year Ended December 31,
(In millions)	2013	2012
Interest expense, net of interest capitalized(a)	$25.7	$14.1
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(0.2)	(3.2)
Amortization of deferred finance charges	(0.2)	*
Net amortization of discounts and premiums	(0.6)	*
Cash paid for interest	$24.7	$10.9
____________________________________

(a)	Interest capitalized in 2013 and 2012 was $2.6 million and $0.1 million, respectively.

*	Amounts round to zero and do not change the rounded total cash paid for interest.
Note 17 — Related-party Transactions
Cash Activity with Affiliates
We transfer cash in excess of operating and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to us are also made based upon our needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in transactions with parent/affiliates in our combined statements of cash flows and statement of stockholders' equity.
Harrah’s New Orleans, Bally’s Las Vegas and The Quad, along with other subsidiaries of CEOC, are subsidiary guarantors of, and their assets are pledged as collateral for, certain of CEOC’s indebtedness totaling approximately $490 million as of December 31, 2013. Upon the consummation of the Transaction (see Note 18 — Subsequent Events), these properties will no longer be subsidiary guarantors of, nor will their assets be pledged as collateral for, such indebtedness.
Allocation of Centralized Services
During the periods presented, the Purchased Properties functioned as part of the larger group of companies controlled by CEOC, and accordingly, CEOC performed certain corporate overhead functions for the Purchased Properties. These functions include, but are not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.
Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Purchased Properties been operating as a separate entity apart from CEOC. The Purchased Properties believe that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. The cost allocated for these functions is primarily included in the property, general, administrative, and other line in the combined statement of operations for the historical periods presented. For the years December 31, 2013 and 2012, we recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $45.7 million and $51.1 million, respectively.
As the Purchased Properties did not operate as a combined, stand-alone entity in the past, these combined financial statements may not be indicative of the Purchased Properties' future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Purchased Properties operated as a separate entity apart from CEOC during the periods presented.
Use of Bally's and Harrah's Trademarks
Bally's Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not historically charged us a royalty fee for the use of these trademarks, and it is not anticipated that such a fee will be charged subsequent to the closing of the Transaction. Accordingly, no such charges are recorded in the combined financial statements. As discussed below, we will enter into a management agreement with CEOC in connection with the Transaction, which among other services, includes the use of CEOC-owned trademarks.

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Harrah's New Orleans Promissory Note - Related Party
In December 2002, Harrah’s New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There are no financial covenants required under the note. Any amount of principal and interest not paid when due shall bear additional interest at 2%. Accrued interest is settled on a monthly basis with charges to transactions with parents and affiliates, net. Based on CEOC’s agreement not to demand repayment prior to January 1, 2015, and upon the contribution of this debt subsequent to year end (see Note 18 — Subsequent Events), these amounts have been classified as non-current in the accompanying combined balance sheet.
The Cromwell Promissory Note - Related Party
In November 2013, the Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars, bearing interest at 11%. Interest payments are made semi annually in June and December of each year. There are no financial covenants required under the note. Based on Caesars' agreement not to demand repayment prior to January 1, 2015, and upon the contribution of this debt subsequent to year end (see Note 18 — Subsequent Events), these amounts have been classified as non-current in the accompanying combined balance sheet.
Employee Benefit Plans
Caesars maintains a defined contribution savings and retirement plan in which employees of The Purchased Properties may participate. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to IRS rules and regulations) and are eligible to receive a company match of up to $600 per year. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. The Purchased Properties' contribution expense was $1.2 million and $1.0 million for the years ended December 31, 2013 and 2012, respectively.
Caesars also maintains deferred compensation plans and an executive supplemental savings plan under which certain employees of Purchased Properties' management may defer a portion of their compensation. The expenses charged by Caesars to the Purchased Properties' for employees' participation in these programs are included in the allocation of centralized services charge discussed above.
Equity Incentive Awards
Caesars maintains equity incentive awards plans in which employees of the Purchased Properties may participate. Caesars allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For each of the years ended December 31, 2013 and 2012, we recognized expense related to stock-based awards of $0.4 million.
Lease Agreements
On April 25, 2011, the Quad entered into an agreement pursuant to which it will lease from Caesars Linq LLC ("the Linq"), an indirect wholly owned subsidiary of Caesars, a land parcel under an operating lease with an expiration date of April 25, 2026. The land parcel will be utilized by the Quad for newly constructed gaming and other space. Pursuant to the terms of the agreement, the Quad is required to pay the Linq rent equal to approximately $1.3 million per month beginning on January 1, 2014.
Bally’s Las Vegas leases land to JGB Vegas Retail Lesee, LLC (“JGB Lessee”) under a ground lease that terminates in 2025. GB Investor, LLC, a wholly-owned subsidiary of Caesars, has an approximate 10% ownership interest in JGB Lessee. Monthly revenue from the ground lease is $0.4 million.
Note 18 — Subsequent Events
We completed our subsequent events review through April 9, 2014, the date on which the combined financial statements were available to be issued.
On March 31, 2014 we settled all existing related party debt with CEOC. This settlement was accounted for as a net equity contribution from CEOC in the amount of $139.2 million.
Transaction Agreement
On March 1, 2014, the Purchased Properties entered into a Transaction Agreement (the "Agreement") by and among, Caesars, CEOC, Caesars License Company, LLC ("CLC"), Harrah’s New Orleans Management Company ("HNOMC"), CAC and CGP LLC. The Agreement was fully negotiated by and between a Special Committee of Caesars Board of Directors (the "Caesars Special Committee") and a Special Committee of CAC’s Board of Directors (the "CAC Special Committee"), each comprised solely of independent directors, and was recommended by both committees and approved by the Boards of Directors of Caesars and CAC. The Caesars Special Committee, the CAC Special Committee and the Boards of Directors of Caesars and

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

CAC each received fairness opinions from firms with experience in valuation matters, which stated that, based upon and subject to (and in reliance on) the assumptions made, matters considered and limits of such review, in each case as set forth in the opinions, the Purchase Price (as defined below) was fair from a financial point of view to Caesars and CGP LLC, respectively.
Pursuant to the terms of the Agreement, CGP LLC (or one or more of its designated direct or indirect subsidiaries) agreed to acquire from CEOC or one or more of its affiliates, (i) the Purchased Properties, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a Property Manager (as defined below) and the owners of each of the Purchased Properties (the "Property Management Agreements"); and (iii) certain intellectual property that is specific to each of the Purchased Properties (together with the transactions described in (i) and (ii) above, the "Asset Sale Transaction") for an aggregate purchase price of US $2.0 billion (the "Purchase Price"), less outstanding debt to be assumed in the Transaction, and also subject to various pre-closing and post-closing adjustments in accordance with the terms of the Agreement.
The Transaction is subject to certain closing conditions, including the receipt of gaming and other required governmental approvals, accuracy of representations and warranties, compliance with covenants and receipt by Caesars and the Caesars Special Committee of certain opinions with respect to CEOC. In addition, the consummation of the Transaction by CAC is subject to CAC’s receipt of financing on terms and conditions satisfactory to CAC and CGP LLC. The Agreement provides that, at the closing of the Transaction (the "Closing"), the owner of each Property will enter into a Property Management Agreement with the applicable Property Manager, pursuant to which, among other things, the Property Managers will provide management services to the applicable Property and CLC will license enterprise-wide intellectual property used in the operation of the Purchased Properties.
The Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties, covenants and obligations, and certain other designated matters, which in certain circumstances are subject to specified limitations on the amount of indemnifiable damages and the survival period in which a claim may be made. Additional indemnification obligations of Caesars and the Sellers (as defined in the Agreement) include amounts expended for new construction and renovation at the Quad in excess of the $223 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans. In addition to the aforementioned indemnification obligations, the Agreement requires that CEOC ensure that the remaining amounts required to construct and open the Cromwell be fully-funded by CEOC, including providing a minimum amount of House Funds (as defined in the Agreement) in connection with the opening of the Cromwell. Caesars and certain of its affiliates will indemnify CAC, CGP LLC and certain of their affiliates for a failure to open the hotel and casino at the Cromwell by a specified date and for failure to open the restaurant and nightclub at the Cromwell by a specified date.
The Property Management Agreements will be entered into at Closing by and between each of the four property management entities (each a "Property Manager" and collectively, the "Property Managers"), each of which (other than HNOMC, which is the existing manager of Harrah’s New Orleans) will be formed as a wholly-owned subsidiary of CEOC, and each of the respective owners of the Properties (the "Property Owners"). The ongoing management fees payable to each of the Property Managers consists of a (i) base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Property Managers under each of the Property Management Agreements.
The Agreement is subject to termination if the Closing is not completed by June 30, 2014, which date may be extended until August 31, 2014 in certain circumstances.
The representations and warranties set forth in the Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which was filed with the SEC on March 3, 2014 as an Exhibit to Form 8‑K.
In connection with the Transaction, on March 1, 2014, Caesars Growth Properties Holdings, LLC ("CGPH"), a wholly-owned subsidiary of CGP LLC, entered into a commitment letter (the "Commitment Letter") with Citigroup Global

PURCHASED PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. ("Citi"), Credit Suisse AG ("CS"), Deutsche Bank AG New York Branch and Cayman Islands Branch ("DB") and UBS AG, Stamford Branch ("UBS", together with Citi, CS and DB, the "Lenders"), pursuant to which, subject to the conditions set forth therein, the Lenders committed to provide $1.325 billion in senior secured credit facilities (a $1.175 billion senior secured term facility and a $150.0 million senior secured revolving facility) and $675.0 million in second lien indebtedness to consummate the Transaction and to refinance Planet Hollywood Resort & Casino’s existing indebtedness, on or prior to the Closing Date.
On March 26, 2014, CAC announced that CGPH launched the syndication of $1.325 billion of new senior secured credit facilities, consisting of the previously mentioned $1.175 billion term loan facility and $150.0 million revolving credit facility.
Potential Allegation
On March 21, 2014, Caesars, CEOC, Caesars Entertainment Resort Properties, LLC (“CERP”), CAC and Caesars Growth Partners, LLC received a letter (the “Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, Caesars Acquisition Company and Caesars Growth Partners, LLC ("CGP"), which, among other things, provide for the asset transfers from subsidiaries of CEOC to Caesars Growth Partners, LLC of the Planet Hollywood Casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP of The Purchased Properties (the “Contemplated Transaction”). The Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. Caesars, CEOC, CERP, CAC and CGP strongly believe there is no merit to the Letter’s allegations and will defend themselves vigorously and seek appropriate relief should any action be brought.
On April 3, 2014, Caesars informed CAC that a letter was sent to the boards of directors of Caesars and CEOC (the “Second Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that Caesars and CEOC improperly transferred or seek to transfer assets of Caesars and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars, certain subsidiaries of Caesars and CEOC, CAC and CGP, which, among other things, provides for the contributions by Caesars and its subsidiaries to CGP of Caesars Interactive Entertainment, Inc. and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP, and the asset transfers from subsidiaries of CEOC to CGP of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013; and (c) the contemplated transfers by CEOC to CGP of the Purchased Properties and formation of a new services joint venture among CEOC, CERP and CGP to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (items a, b and c above are referred to, in the aggregate, as the “Referenced Transactions”). The Letter asserts that the consideration received by Caesars and CEOC in the Referenced Transactions is inadequate, that Caesars and CEOC were insolvent when the Referenced Transactions were approved, that the Referenced Transactions represented breaches of alleged fiduciary duties, that certain disclosures concerning the Referenced Transactions were inadequate and concerns about governance of CEOC. The Second Letter demands, among other things, recission or termination of the Referenced Transactions and requests a meeting with representatives of Caesars and other parties to discuss these matters. CAC and CGP have been advised that Caesars and CEOC strongly believe there is no merit to the Second Letter’s allegations and will defend themselves vigorously and seek appropriate relief should any action be brought.